Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Fourth Quarter and Full Year 2014 Financial Results and Provides Corporate Update

Company to Host Conference Call and Webcast Today at 4:30 p.m. ET

SAN DIEGO, March 18, 2015 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear, today reported financial results for the quarter and year ended December 31, 2014, and provided an update on its corporate activities and product pipeline. The company will host a webcast and conference call today at 4:30 p.m. ET.

Fourth Quarter 2014 and Subsequent Highlights

•	Submitted New Drug Application (NDA) to FDA for AuriProTM: On February 25, 2015, Otonomy submitted an NDA to the U.S. Food and Drug Administration (FDA) for the approval of AuriPro as a treatment of middle ear effusion in pediatric patients undergoing tympanostomy tube placement (TTP) surgery. The NDA submission is supported by data from two identical randomized, prospective, double-blind, sham-controlled Phase 3 clinical trials with a combined total of 532 pediatric patients. In both trials, AuriPro achieved the primary efficacy endpoint with statistical significance (p<0.001) and was well tolerated. If approved within the standard review period, Otonomy expects to launch the product in the United States during the first quarter of 2016.

•	Completed follow-on public offering: In January 2015, Otonomy completed a follow-on public offering of 2,932,500 shares of its common stock (including exercise of the underwriters’ option to purchase an additional 382,500 shares) at an offering price of $29.25 per share. Proceeds from the follow-on offering were approximately $80 million, net of underwriting discounts, commissions and offering-related transaction costs.

•	Completed patient enrollment in Phase 2b trial of OTO-104 in Ménière’s disease: In December 2014, Otonomy completed patient enrollment in its Phase 2b clinical trial of OTO-104 in patients with Ménière’s disease. The prospective, randomized double-blind, placebo-controlled study is designed to assess the efficacy and safety of OTO-104 for the treatment of Ménière’s disease, and to serve as one of two pivotal, single-dose efficacy trials required to support U.S. regulatory approval. The trial enrolled a total of 154 patients, exceeding the initial target of 140 patients. The company expects to report results from this trial during the second quarter of 2015 and, if results are positive, to initiate a second pivotal trial of OTO-104 in 2015. OTO-104 has been granted Fast Track designation by the FDA.

•	Obtained rights to clinical and non-clinical data for OTO-311: In November 2014, Otonomy announced an exclusive licensing agreement with Ipsen under which Otonomy acquired rights to utilize Ipsen’s clinical and non-clinical gacyclidine data in the development and registration of OTO-311, a sustained-exposure formulation of gacyclidine in development for the treatment of tinnitus.

•	Appointed experienced chief commercial officer: In October 2014, Otonomy appointed Anthony J. Yost as chief commercial officer. Mr. Yost brings 30 years of experience in pharmaceutical product sales and marketing that includes building and managing commercial teams at multiple companies.

•	Enrolled first patients in OTO-104 multiple-dose safety study: In October 2014, Otonomy enrolled the first patients in a multiple-dose safety study of OTO-104 in the United Kingdom in patients with Ménière’s disease. The study is designed to evaluate the safety of quarterly dosing with OTO-104 and is expected to enroll 125 patients across multiple trial sites in the United Kingdom.

“Last year was a breakout year for Otonomy as we made significant progress on the clinical, corporate and financial fronts. We successfully completed Phase 3 trials for AuriPro, expanded our management team to support our transition to a commercial enterprise and secured significant funding with our successful IPO,” said David A. Weber, Ph.D., chief executive officer and president of Otonomy. “I expect this year to be equally noteworthy given our recent follow-on offering and AuriPro NDA submission, as well as significant upcoming milestones including Phase 2b results for OTO-104 in Ménière’s disease and planned initiation of clinical trials for both AuriPro and OTO-311.”

Anticipated Upcoming Milestones

•	Results for the OTO-104 Phase 2b trial in Ménière’s disease patients are expected during the second quarter of 2015.

•	Initiation of a clinical trial for AuriPro in one or more additional indications expected to begin in the first half of 2015.

•	Investigational New Drug (IND) filing and initiation of a Phase 1 clinical trial for OTO-311, a potential treatment for tinnitus, is expected in 2015.

Fourth Quarter and Full Year 2014 Financial Highlights

•	Cash, cash equivalents, and short-term investments totaled $156.0 million as of December 31, 2014, compared with $37.3 million as of December 31, 2013. In addition, Otonomy completed a follow-on public offering in January 2015 that provided proceeds of approximately $80 million net of underwriting discounts, commissions and offering-related transaction costs.

•	Operating expenses totaled $9.9 million for the fourth quarter of 2014 compared to operating expenses of $7.9 million for the fourth quarter of 2013. For the full year 2014, operating expenses totaled $39.6 million compared to $19.8 million for 2013.

•	Research and development expenses for the fourth quarter of 2014 were $7.2 million, compared with $6.6 million for the fourth quarter of 2013. The increase was primarily a result of additional clinical trial-related expenses for OTO-104. For the full year 2014, research and development expenses were $31.8 million compared to $16.3 million for 2013.

•	General and administrative expenses for the fourth quarter of 2014 were $2.7 million, compared to $1.2 million for the fourth quarter of 2013. The increase was primarily attributable to expanded operating activities, costs related to commercial preparation activities and costs associated with becoming a publicly traded company. For the full year 2014, general and administrative expenses were $7.8 million compared to $3.5 million for 2013.

•	Net loss for the fourth quarter of 2014 was $9.8 million, compared to net loss of $7.8 million for the fourth quarter of 2013. For the full year 2014, net loss was $42.9 million compared to $19.6 million for 2013.

•	Management expects operating expenses for 2015 to be in the range of $70-$75 million.

Conference Call and Webcast

Otonomy management will host a webcast and conference call regarding this announcement at 4:30 p.m. ET/1:30 p.m. PT today. The live call may be accessed by dialing (866) 953-6857 for domestic callers and (617) 399-3481 for international callers with conference code number: 61228517. A live webcast and archive of the call will be available from the investor relations section of the company website at www.otonomy.com. A telephone replay of the call will be available by dialing (888) 286-8010 for domestic callers or (617) 801-6888 for international callers and entering the conference code number: 90772974.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery. A New

Drug Application for AuriPro has been submitted to the FDA. OTO-104 is a steroid that is in the first of two pivotal clinical studies for the treatment of patients with Ménière’s disease. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the commercial launch of AuriPro in the United States, the Phase 2b clinical trial of OTO-104 serving as one of two pivotal, single-dose efficacy trials required to support U.S. regulatory approval, the timing of results from the Phase 2b clinical trial of OTO-104, the initiation of a second pivotal trial of OTO-104, the expected enrollment for the multiple-dose safety study of OTO-104 in the United Kingdom, the initiation of a clinical trial for AuriPro in one or more additional indications, the timing of an IND filing with the FDA and initiation of a clinical trial for OTO-311, and estimated operating expenses for 2015. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain substantial additional financing; Otonomy’s dependence on the regulatory and commercial success of AuriPro and OTO-104 and advancing additional product candidates, such as OTO-311; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; Otonomy’s dependence on third parties for the manufacture of products; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology;; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the SEC) on March 18, 2015, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of December 31,
	2014	2013
Cash and cash equivalents	$139,810	$37,284
Short-term investments	16,223	—
Total assets	159,164	39,757
Total liabilities	5,551	3,581
Accumulated deficit	(102,469)	(59,557)
Total stockholders’ equity (deficit)	153,613	(58,977)

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Operating expenses:
Research and development	$7,187	$6,638	$31,803	$16,336
General and administrative	2,667	1,230	7,836	3,514

Total operating expenses	9,854	7,868	39,639	19,850

Loss from operations	(9,854)	(7,868)	(39,639)	(19,850)
Other income (expense)	60	111	(3,238)	291

Net loss	(9,794)	(7,757)	(42,877)	(19,559)
Accretion to redemption value of convertible preferred stock	—	(13)	(35)	(539)

Net loss attributable to common stockholders	$(9,794)	$(7,770)	$(42,912)	$(20,098)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(103.15)	$(5.46)	$(268.79)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	21,158,394	75,325	7,853,228	74,772

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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